Exhibit 10.2

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Executive Employment Agreement

1.	Parties to the Agreement

This executive employment agreement (Agreement) has been entered into between the following parties:

(1) Spinnova Oyj (Company), business ID ***. Address: Palokärjentie 2-4, 40320 Jyväskylä.

(2) Juha Salmela (***), address: *** (hereinafter the “Executive”)

(The Company and the Executive hereinafter jointly the “Parties” and separately a “Party”)

1.	Employment Relationship

The Executive’s employment relationship began on 15 January 2015. The Executive’s employment relationship is valid until further notice and the Executive undertakes to be available to the Company as agreed below. This employment agreement replaces all previous employment agreements entered into with the Executive. No probationary period applies to this Agreement.

2.	Position and Place of Work

The Executive shall serve as Chief Technology Officer, and his principal duties shall be to lead the Company’s technology development. The Executive shall be a member of the Company’s management team. In addition, the Company may assign other duties to the Executive.

The Executive has no fixed place of work; instead, the Executive shall work at the employer’s office to which his duties at any given time are most closely connected. The working area is primarily Helsinki and Jyväskylä, but, where necessary and taking into account the nature of the work, the whole of Finland. The Executive is required to travel in Finland and abroad to the extent required by his duties.

3.	Secondary Employment

Without the Company’s prior written consent, the Executive shall not have the right to accept paid or unpaid secondary employment with a company that competes directly or indirectly with the Company or with a company belonging to the same group as the Company. The Executive shall not have any other connection with the aforementioned companies that would result in the Executive’s personal interests or activities being in conflict with the interests of the Company or a company belonging to the same group as the Company.

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4.	Working Hours

The Executive’s position is full-time and requires work outside regular office hours. The Working Hours Act does not apply to this Agreement.

5.	Salary and Benefits

The Executive’s total salary is EUR 16,509.71 per month as from 1 July 2024. The salary shall be paid to the bank account notified by the Executive in accordance with the Company’s payroll practices in force from time to time. The total salary includes phone and car benefits, which shall be taken into account in accordance with the Company’s practices in force from time to time.

The Executive is entitled to occupational health care in accordance with the Occupational Health Care Act and the Company’s practices in force from time to time.

The Executive is entitled to any other benefits in force at the Company from time to time in accordance with the Company’s then-current practice.

6.	Reimbursement of Expenses and Travel Expenses

The Company shall reimburse the Executive for reasonable ongoing expenses incurred by him in the proper performance of his duties in accordance with the rules approved by the Company.

Daily allowances shall not be paid for travel between the Company’s offices. Otherwise, the Executive shall be reimbursed for reasonable travel and accommodation expenses in accordance with the Company’s practice in force from time to time.

7.	Annual Holiday

The Executive is entitled to annual holiday and holiday bonus in accordance with the Company’s practice in force from time to time. When taking annual holiday, the Executive must take into account the Company’s interests and the requirements of its operations. The Executive shall notify the timing of annual holiday in accordance with the Company’s practice in force from time to time.

8.	Collective Agreements

No collective agreement applies to this Agreement.

9.	Sick Pay

The Executive is entitled to sick pay for a continuous sickness absence lasting no more than three (3) months, unless otherwise agreed between the Executive and the Company or unless the Company has decided otherwise.

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10.	Insurance

The Company undertakes to take out statutory accident and pension insurance for the Executive and to keep them in force during the Executive’s employment relationship. The accident insurance includes leisure-time accident insurance.

In addition, the Company shall maintain medical expenses insurance, travel insurance (including business and leisure travel) and any other insurance separately agreed or decided by the Company for the Executive.

11.	Inventions and Copyright

All copyrights and other intellectual property rights relating to works, software, databases, inventions and other materials, information and know-how created in connection with the Executive’s duties, whether protectable or not, including the right to modify them and transfer the rights to a third party, shall belong fully and exclusively to the Company without compensation.

In addition, all rights to inventions, designs and utility models, as well as products and services created on their basis, shall belong to the Company when they have been created during the term of this employment agreement or within six (6) months after the termination of this Agreement, unless the Executive demonstrates that the invention, design or utility model in question was created independently without the Company’s involvement or know-how.

The Act on the Right in Employee Inventions shall apply to inventions made by the Executive, and the amount of compensation shall be determined in accordance with the Company’s employee invention policy in force from time to time.

The Executive undertakes, to the best of his ability, to transfer the rights to the Company and to promptly sign, at the Company’s request, all assignment documents and other documents required for the transfer or protection of the rights in different countries. In addition, the Executive grants the Company an irrevocable authorization to sign the aforementioned assignment documents and other documents if the Executive has not signed them due to absence or for any other reason.

Regardless of any registration made on behalf of the Company, the Executive undertakes not to register or attempt to register, during or after this Agreement, any trademark, business name, domain name, email address or similar item that is similar to or refers to any marks or symbols used by the Company (including, without limitation, business name, auxiliary business name, trademark or domain names) or is derived from marks or symbols used by the Company.

12.	Communications

A representative appointed by the Company’s Board of Directors has the right to receive, search, open and read mail (ordinary mail and email) that relates to the Company’s business or to the Executive’s position and duties at the Company and that is addressed to the Executive and received through the Company or sent by the Executive for the aforementioned purposes. The Company may exercise this right only in situations where the Executive cannot personally read his mail due to serious or long-term illness or other similar reasons or circumstances that may result in the Executive’s consent not being obtainable within a reasonable time or where the matter is urgent, and after the termination of this Agreement or the Executive’s work obligation. The Company must notify the Executive in writing of the receipt, search, opening and reading of mail, but the Company is not obligated to prepare a separate written report on the measure taken.

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The Executive must ensure that he removes personal mail from his work mailbox or clearly marks it as personal. If personal content is identified in mail read by the Company’s representative, the Company shall not have the right to disclose the contents of such mail to a third party or retain copies of it.

13.	Information Security

The Executive undertakes to use the Company’s information systems and passwords solely for purposes required for the performance of his duties. The Executive undertakes not to copy files, software or other materials related to the Company’s information systems unless such copying takes place as part of the Executive’s duties.

During the term of this Agreement and after its termination, the Executive undertakes not to use the Company’s information systems or parts thereof (such as software, databases or files) for his own benefit or for the benefit of a third party without the Company’s written consent. No information from the Company’s information systems, parts thereof or related content may be disclosed to third parties. The Executive must exercise due care in the use of information systems and comply with the Company’s instructions.

14.	Non-Competition During Employment

Under this Agreement, the Executive undertakes to act in the interests of the Company. The Executive undertakes that, during the term of this Agreement, he shall not compete with the Company or companies belonging to the same group as the Company, whether directly or indirectly, alone or together with another person, or through companies directly or indirectly owned or controlled by him.

During the term of this Agreement and for six months after its termination, the Executive shall not directly or indirectly compete with the Company or participate in the activities or administration of a competitor, whether personally or through a close cooperation partner, nor prepare to commence such activities. Compensation for the non-competition period shall always be determined in accordance with the Employment Contracts Act in force from time to time. If the Executive is paid the severance compensation described in section 17, the severance compensation shall be deemed to also include compensation for the non-competition obligation.

During the term of this Agreement and for six months after its termination, the Executive undertakes not to recruit persons employed by the Company to the Executive’s own company or to a company in which the Executive is responsible for recruitment, and to refrain from preparing such actions. The non-recruitment obligation shall not apply in situations where a person responds to a public job advertisement.

During the term of this Agreement and for six months after its termination, the Executive undertakes not to solicit the Company’s customers or cooperation partners to terminate their customer agreements or cooperation agreements with the Company, and to refrain from preparing such actions.

If the Company terminates this Agreement for reasons unrelated to the Executive, the above non-competition obligation shall automatically cease by operation of law, and the duration of the above non-recruitment and non-solicitation obligations shall be four months.

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If the Executive breaches the non-competition, non-recruitment or non-solicitation obligations described above, he shall pay the Company a contractual penalty corresponding to his total salary for a six-month period.

15.	Confidentiality and Duty of Loyalty

In all his activities, the Executive shall act loyally towards the Company and its owners.

During the contractual relationship, the Executive shall not use or disclose to any third party any trade or business secrets of the Company or its group companies, or any other information defined as confidential, understood in the broadest sense of the term regardless of the source of such information.

The confidentiality and duty of loyalty shall remain in force during the term of the Agreement and shall continue after the termination of the employment relationship.

If the Executive breaches this obligation, he undertakes to compensate the employer as a contractual penalty in an amount corresponding to six (6) months of the Executive’s total salary. This contractual penalty shall not limit the amount of any damages. Payment of the contractual penalty shall not release the Executive from the confidentiality and duty of loyalty obligations.

16.	Termination of the Agreement

This Agreement may be terminated in accordance with the Employment Contracts Act by delivering a written notice of termination to the other Party.

Upon termination of the Agreement, a notice period of three (3) months shall be observed by both Parties.

Upon termination of the employment relationship, the Executive’s final salary shall be paid on the salary payment date of the month following the termination date of the employment relationship.

Unused annual holidays shall be planned to be taken during the notice period. Holiday compensation for the holiday year ongoing at the time of termination of the Agreement shall be paid together with the final salary. Holiday compensation does not include holiday bonuses.

If the Agreement is terminated for reasons unrelated to the Executive, the Company shall pay the Executive severance compensation together with the final salary. The severance compensation shall be paid as a lump-sum bonus corresponding to the Executive’s total salary in force at the time of termination of the Agreement for a period of 9 months. Bonuses, incentives or other similar one-off payments paid to the Executive shall not be taken into account in the total salary. The lump-sum bonus shall not be paid if the Executive resigns at his own request or if the Agreement is terminated with immediate effect in accordance with the Employment Contracts Act. Payment of the severance compensation requires that the Parties sign an agreement setting out all terms relating to the termination of the employment relationship, including a waiver of all claims against the other Party or the Company’s representatives. If the Executive disputes the validity of the agreement or otherwise claims compensation for the termination of the Executive Employment Agreement, all costs incurred by the Company that it is required to pay due to the Executive’s claims shall be deducted from the severance compensation payable.

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At any time at the Company’s request, the Executive must return to the Company all property belonging to or relating to the Company that is in his possession, including documents, reports, user IDs, passwords and profiles on social media and other services, as well as other materials or copies thereof that relate to the Company’s operations or that the Executive has obtained during his employment relationship. The Executive undertakes not to retain copies of the aforementioned. Upon termination of the Agreement, the Executive shall be given the opportunity to delete his personal documents and emails from the Company’s systems and to collect his personal property.

Upon termination of the Agreement, the Executive undertakes to hand over to the Company all user IDs and passwords relating to work equipment and gives his consent that the Company may, within the limits permitted by law, freely open, read and forward emails, documents, correspondence and other materials addressed to or received by the Executive or sent by the Executive that relate to the Company’s business.

17.	Resolution of Disputes

Disputes concerning the Agreement, including provisions relating to it, breach of it, or its termination and validity, shall first be negotiated between the Parties. If no agreement is reached in such negotiations, disputes shall be resolved in accordance with the Arbitration Act.

Disputes arising out of this Agreement shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce.

(a)	The arbitral tribunal shall consist of one arbitrator.

(b)	The seat of arbitration shall be Helsinki, Finland.

(c)	The language of arbitration shall be Finnish.

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18.	Signatures

We accept this Agreement as binding upon us.

No amendment to this Agreement shall be valid unless made in writing and signed by the Executive and the Company’s lawful representative. If any provision of this Agreement becomes unenforceable due to a change in law, administrative order or other reason, the remaining provisions of the Agreement shall remain in force. The Parties undertake to negotiate an amendment to this Agreement so that the Parties’ original common intention in entering into this Agreement is implemented as accurately as possible.

This Agreement has been signed in two (2) identical counterparts, one for the Executive and one for the Company.

Place and date: Helsinki, 28 June 2024

Spinnova Oyj

/s/ Tuomas Oijala	/s/ Juha Salmela
Tuomas Oijala	Juha Salmela
Chief Executive Officer	Executive